UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

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MERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

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Delaware	333-23460	04-3683628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73-4460 Queen Ka'ahumanu Highway, Suite 110

Kailua-Kona, Hawaii 96740

(Address of Registrant's principal executive offices and principal place of business)

(808) 326-9301

(Telephone number of Registrant's principal executive office)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets

(a)

the date of completion of the transaction; A continuing series of transactions commencing on 2 November 2009 and continuing as necessary to provide cash flow for the Company to maintain its obligations.

(b)

a brief description of the assets involved;  Bulk Kona Deep Sea Salt from unsold inventory.

(c)

the identity of the person(s) from whom the assets were acquired or to whom they were sold and the nature of any material relationship, other than in respect of the transaction, between such person(s) and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer; Entity created and controlled by certain members of the Board of Directors of the Corporation.

(d)

the nature and amount of consideration given or received for the assets and, if any material relationship is disclosed pursuant to paragraph (c) of this Item 2.01, the formula or principle followed in determining the amount of such consideration; The entity referred to in (c) will purchase Bulk Kona Deep Sea Salt at a price of $7.25 per kilogram to the Company for its currently unsold inventory in order to maintain its operating obligations.  The Company estimates its direct cost for this material is approximately $5.00 per kilogram.  The purpose of this transaction(s) is, in the absence of any other funding sources available to the Corporation is to provide the cash flow needed to maintain and grow the operation to enable it to produce enough Kona Deep Sea Salt to market and sell outside of Hawaii.  This program will end once the Company is able to attain enough positive cash flow to sustain operations as a stand alone entity.

Management will continue to explore options related to securing long term financing.

The Company shall have the right of first refusal to repurchase some or all of the product purchased by the entity at a price of $8.50 per Kilogram in the event that current sales are in excess of current production.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERA PHARMACEUTICALS, INC..

Date:	November 5, 2009	By:	/s/ GREGORY F. KOWAL
Gregory F. Kowal Chief Executive Officer